UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 26, 2010

GENERAL MOTORS COMPANY

(Exact Name of Registrant as Specified in its Charter)

333-160471	DELAWARE	27-0756180
(Commission File Number)	(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan	48265-3000
(Address of Principal Executive Offices)	(Zip Code)

(313) 556-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities

On April 26, 2010 an agreement was reached between General Motors Company’s European management and employees regarding the closure of the plant in Antwerp, Belgium and certain termination benefits to be received by the employees. The termination benefits will be offered to all of the approximately 2,600 employees at the plant. The total estimated cost for termination benefits to all 2,600 employees is approximately Euro 0.4 billion. These charges are expected to result in future cash expenditures. A significant number of employees are expected to accept the terms and leave before the end of June 2010.

In addition, GM European management and employee representatives entered into a Memorandum of Understanding whereby both parties will cooperate in a working group, led by the Flemish government, in order to find an outside investor to acquire the plant. The search will conclude at the end of September 2010. If an investor is found, the investor will determine the number of employees that it would hire. Employees who had not previously accepted termination benefits and were not hired by the purchaser of the plant would receive termination benefits. If an investor is not found, termination benefits will be offered to the remaining employees and the plant will close by December 31, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS COMPANY
(Registrant)

	By:	/s/ Nick S. Cyprus
Date: April 30, 2010		Nick S. Cyprus Vice President, Controller and Chief Accounting Officer